Exhibit 99.1

News Release

For more information, contact:
Teresa Paulsen	MEDIA
Vice President, Corporate Communication
ConAgra Foods, Inc. tel: 402-595-5210

Chris Klinefelter	ANALYSTS
Vice President, Investor Relations
ConAgra Foods, Inc. tel: 402-595-4154 www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS STRONG FIRST-QUARTER SALES GROWTH;

EXPECTS TO DELIVER EPS SLIGHTLY ABOVE $1.50 FOR FISCAL 2009

OMAHA, Neb., Sept. 18, 2008 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading packaged food companies, today reported results for the fiscal 2009 first quarter ended Aug. 24, 2008. Diluted EPS from continuing operations was $0.23, including net $0.04 per diluted share of expense from items impacting comparability. Excluding those items, diluted EPS from continuing operations was $0.27. Overall sales grew 17%, including 9% sales growth from the Consumer Foods segment, reflecting the company’s recent pricing actions. Prior-year diluted EPS from continuing operations of $0.27 included net $0.01 of income from items impacting comparability. Items impacting comparability in the current year and prior year are summarized toward the end of this release.

Gary Rodkin, ConAgra Foods’ chief executive officer, commented, “We are pleased with the overall sales results in the Consumer Foods segment, the continued profit growth in Commercial Foods, and progress with overall supply chain and SG&A costs. We are disappointed that Consumer Foods posted a decline in comparable operating profit; however, we have already implemented actions that should generate stronger profits for the Consumer Foods business, particularly in the second half of the fiscal year.”

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CONAGRA FOODS

Segment Changes: In the first quarter of fiscal 2009, the International Foods segment was merged into the Consumer Foods segment. The company has also changed the name of its Food & Ingredients segment to Commercial Foods. A presentation of quarterly segment sales and operating profits for fiscal year 2008 can be found in the Q&A document accompanying this release.

Consumer Foods Segment (61% of first-quarter sales)

Branded consumer products sold in retail and foodservice channels.

Volume & Sales Data	Year-over-year % Change
	As Reported	Comparable*
Unit Volumes	Flat	Flat
Overall Sales	9%	9%
Sales for Priority Investment Brands	9%	9%
Sales for Enabler Brands	10%	9%

*	Comparable sales calculations exclude the impact of 1) sales contributed by the Banquet and private label pot pie business in the current and prior years given the recall in the second quarter of fiscal 2008, and 2) sales for Lincoln Snacks, which was acquired during the second quarter of fiscal 2008. See page 10 for Regulation G reconciliations.

The Consumer Foods segment posted sales of $1.9 billion and operating profit of $187 million for the quarter. The following segment commentary relates to comparable performance unless otherwise indicated:

Consumer Foods’ comparable sales growth was 9%, most of which was due to net price increases. Approximately one point of the sales growth reflects having sales of Peter Pan peanut butter and Alexia Foods for the entire first quarter this fiscal year and only part of the first quarter last fiscal year. The company implemented a 7% weighted average price increase for this segment on March 24, 2008, and implemented an additional 3% weighted average price increase at the end of the first quarter of fiscal 2009. Volumes were essentially flat.

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CONAGRA FOODS

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Comparable sales for priority investment brands, which represent almost 70% of segment sales, increased 9%; this primarily reflects net price increases. Examples of major brands posting strong sales growth include Chef Boyardee, DAVID, Egg Beaters, Hebrew National, Hunt’s, and Orville Redenbacher’s.

•	Comparable sales for enabler brands increased 9%, primarily reflecting net price increases. Examples of brands posting strong sales growth include Blue Bonnet, La Choy, Libby’s, and Van Camp’s.

•	More brand details can be found in the Q&A document accompanying this release.

Operating profit of $187 million was essentially equal to year-ago amounts as reported, and declined 6% on a comparable basis as detailed on page 10. Advertising and promotion expense increased at a mid single-digit rate. Although the company continued to successfully implement pricing actions and cost-saving initiatives, these were more than offset by significant input cost inflation, particularly in cooking oils, tablespreads, and Banquet frozen foods. Overall inflation was greater than $190 million. Due to a combination of recent price increases, innovation, an expected moderation of input cost increases, as well as the achievement of supply chain and SG&A cost savings, the company expects the segment to post strong operating profit growth for the full fiscal year despite potential negative volume impact from price increases. The company expects the improvement to be concentrated in the second half of the fiscal year.

Commercial Foods Segment (39% of first-quarter sales)

Specialty potato, dehydrated vegetable, seasonings, blends, flavors, and milled grain products sold to foodservice and commercial channels worldwide.

During the quarter, sales for the Commercial Foods segment were $1.2 billion, 32% ahead of last year, as all major operations posted sales growth. Sales for the milling operations increased due to the pass-through of higher wheat costs as well as improved product mix. Sales for Lamb Weston specialty potato and appetizer operations grew primarily due to increased prices and the acquisition of Watts Brothers Farms; this recent acquisition contributed approximately 2 points of sales growth to the overall segment this quarter. Sales for Gilroy Foods & Flavors showed solid sales growth, driven by volume growth across major product lines and new customer

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CONAGRA FOODS

business with foodservice and industrial accounts. Segment operating profit was $133 million for the quarter, 10% ahead of the year-ago amount, with all major operations posting growth due to strong sales results and a focus on efficiencies. Segment operating profit includes an approximate $5 million gain from an asset sale within Gilroy Foods & Flavors. Excluding this gain, segment operating profit was approximately $127 million (rounded) for the quarter, above year-ago amounts.

Hedging Activities – This language primarily relates to operations other than the company’s milling operations.

The company uses hedging activities to manage the risk in its plans for the cost of various commodity inputs and to a lesser extent foreign exchange. To improve the transparency of operating results, the company now utilizes a new methodology for presenting derivative gains and losses. This methodology temporarily classifies mark-to-market gains and losses as unallocated Corporate expense. The company later transfers the gains or losses to segment operating profit when the underlying commodity being hedged is expensed in cost of goods sold for the applicable operating segment.

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This methodology creates a timing difference between the initial recognition of the derivative gain or loss in unallocated Corporate expense and its later recognition in the operating segments; the company will therefore treat those amounts temporarily classified in unallocated Corporate expense as items impacting comparability until later reclassified into results of operating segments. The new methodology reduces volatility in the quarterly segment results due to changing market prices of derivatives used to hedge future input costs.

•

This is in contrast to the former methodology which directly recorded quarterly mark-to-market gains and losses in the segment results as a component of cost of goods sold regardless of when the related commodity was utilized in the operations or when the related derivative was liquidated.

•	An example of the new approach is provided within the Q&A document accompanying this release.

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CONAGRA FOODS

The net hedging loss of $33 million (discussed under Corporate expense on page 5) for the first quarter is principally a result of decreases in commodity costs for certain inputs being hedged (primarily corn, soybean oil and natural gas). The company expects that hedging gains and losses will be largely offset over time by actual input costs being higher or lower than planned, or by increases or decreases in values of derivative hedge positions.

Other Items

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Corporate expense was $97 million for the quarter and $71 million in the year-ago period. The year-over-year increase is primarily due to a $33 million pretax mark-to-market hedge loss temporarily classified in unallocated Corporate expense (listed as an item impacting comparability). This loss will later be transferred to segment operating profit when the underlying commodity being hedged is expensed in cost of goods sold for the applicable operating segment. Excluding this hedge loss, corporate expense was $64 million for the quarter, below year-ago amounts, reflecting the company’s successful focus on SG&A cost controls.

•

Equity method investment earnings were $1 million for the first quarter, down from $10 million in the year-ago period, primarily reflecting higher input costs for an international specialty potato joint venture.

•

Net interest expense was $50 million in the current-quarter and $55 million in the year-ago period. Current quarter amounts include income on the note receivable held in connection with the recent divestiture of the Trading & Merchandising operations.

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The effective tax rate for continuing operations for the quarter was 38%. Going forward, the company expects an effective tax rate of approximately 35% for continuing operations, excluding items impacting comparability.

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CONAGRA FOODS

Capital Items

•	Dividends paid during the quarter totaled $92 million versus $89 million last year.

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For the quarter, capital expenditures from continuing operations for property, plant, and equipment were $106 million compared with $150 million in the year-ago period. Depreciation and amortization expense from continuing operations was approximately $76 million for the quarter; this compares with a total of $72 million in the year-ago period.

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On June 23, 2008, the company completed the divestiture of its Trading & Merchandising operations. The purchase price was approximately $2.8 billion, net of transaction costs and subject to post-closing adjustments, which included before-tax proceeds of approximately $2.3 billion of cash and $550 million (face value) of payment-in-kind debt securities.

•

During the fiscal first quarter of 2009, the company applied $900 million toward share repurchases in an accelerated stock repurchase program. Under the program, the company repurchased approximately 38.4 million shares during the quarter and will complete the program later in the fiscal year.

•	The company also used the proceeds to reduce its commercial paper balances by approximately $1.1 billion.

•	During the quarter, the company reduced long-term debt by approximately $40 million.

Discontinued Operations

Current quarter EPS of $0.71 per diluted share from discontinued operations largely reflects the gain from divesting the Trading & Merchandising operations. Discontinued operations also include the operating results of divested businesses for part of the fiscal quarter prior to their sale.

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CONAGRA FOODS

Outlook

Based on a combination of volume and inflation expectations as well as increased investments for some brands and categories, the company has slightly lowered its fiscal 2009 outlook; the company now expects fiscal 2009 diluted EPS from continuing operations to be slightly above $1.50, excluding items impacting comparability.

Major Items Affecting First-quarter Fiscal 2009 EPS Comparability

Included in the $0.23 diluted EPS from continuing operations for the first quarter of fiscal 2009 (EPS amounts rounded and after tax):

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Approximately $0.04 per diluted share of net expense related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. This expense will later be reclassified to the operating segments when underlying commodities are expensed in segment cost of goods sold. This methodology was implemented in the first quarter of fiscal 2009; prior-year amounts used a different methodology that expensed such costs in operating segment cost of goods sold, regardless of when the related commodity was utilized or the related derivative liquidated.

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Gain of $0.02 per diluted share, or $19.4 million pretax ($10.6 million after tax), resulting from the sale of the Pemmican brand, classified as a reduction in SG&A expense within the results of the Consumer Foods segment.

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Approximately $0.02 per diluted share of net expense related to restructuring efforts to improve operating efficiencies in continuing operations; this $8.6 million of pretax expense ($7.7 million after tax) is largely reflected in the Consumer Foods segment ($7.8 million of SG&A).

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CONAGRA FOODS

Included in the $0.27 diluted EPS from continuing operations for the first quarter of fiscal 2008 (EPS amounts rounded and after tax; the following will not add to $0.26 due to the impact of rounding):

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Income of approximately $0.02 per diluted share, or $12.2 million pretax, from changes in estimates for restructuring charges due to changes in plans for consolidating certain production lines. Approximately $1 million is reflected within cost of goods sold for the Consumer Foods segment, and approximately $10 million is reflected within SG&A expense for the Consumer Foods segment.

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Expense of approximately $0.01 per diluted share, or $11.7 million pretax, for costs related to the peanut butter recall. Approximately $7 million is reflected within cost of goods sold for the Consumer Foods segment, and approximately $4 million is reflected within SG&A expense for the Consumer Foods segment.

•	Benefit of approximately $0.01 per diluted share from a lower-than-normal tax rate.

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EDT to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-888-727-7630 and 1-913-312-0980, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

A rebroadcast of the conference call will be available after 1 p.m. EDT. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 6591814. A rebroadcast also will be available on the company’s Web site.

In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

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CONAGRA FOODS

Annual Stockholders’ Meeting Webcast

The company will webcast its Fiscal 2008 Annual Stockholders’ Meeting on Thursday, Sept. 25, 2008. This event will be webcast live beginning at 2:30 p.m. EDT. The webcast will be archived starting at 4:30 p.m. EDT on Thursday, Sept. 25, and can be accessed at http://investor.conagrafoods.com.

ConAgra Foods, Inc., (NYSE:CAG) is one of North America’s largest packaged food companies, serving grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include: Banquet, Chef Boyardee, Egg Beaters, Healthy Choice, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Reddi-wip, and many others. For more information, please visit us at www.conagrafoods.com.

Note on Forward-looking Statements:

This release contains forward-looking statements. These statements are based on management’s current views and assumptions of future events and financial performance and are subject to uncertainty and changes in circumstances. The company undertakes no responsibility for updating these statements. Readers of this release should understand that these statements are not guarantees of performance or results. Many factors could affect the company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements. These factors include, among other things, availability and prices of raw materials, product pricing, future economic circumstances, industry conditions, the company’s ability to execute its operating and restructuring plans, competitive environment and related market conditions, operating efficiencies, the ultimate impact of the company’s recalls, access to capital, actions of governments and regulatory factors affecting the company’s businesses and other risks described in the company’s reports filed with the Securities and Exchange Commission. The company cautions readers not to place undue reliance on any forward-looking statements included in this release, which speak only as of the date made.

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CONAGRA FOODS

Regulation G Disclosure

Consumer Foods Segment

Below is a reconciliation of segment sales and operating profit exclusive of the pot pie business, the Lincoln Snacks business, recall costs and restructuring charges.

	Consumer Foods Segment Reconciliation
	(impacted by rounding)

(Dollars in millions)	Q1 FY09	Q1 FY08	% Change
Consumer Foods Net Sales	$1,868	$1,711	9%
Pot Pie Net Sales	(25)	(24)
Net Sales of Lincoln Snacks	(6)	—

Adjusted Consumer Foods Net Sales	$1,837	$1,687	9%

(Dollars in millions)	Q1 FY09	Q1 FY08	% Change
Priority Investment Brands Net Sales	$1,287	$1,181	9%
Banquet Pot Pie Net Sales	(21)	(19)
Net Sales of Lincoln Snacks	(4)	—

Priority Investment Brands Adjusted Net Sales	$1,262	$1,162	9%

(Dollars in millions)	Q1 FY09	Q1 FY08	% Change
Enabler Brands Net Sales	$581	$530	10%
Private Label Pot Pie Net Sales	(4)	(5)
Net Sales of Lincoln Snacks	(2)	—

Enabler Brands Adjusted Net Sales	$575	$525	9%

(Dollars in millions)	Q1 FY09	Q1 FY08	% Change
Consumer Foods Segment Operating Profit	$187	$187	0%
Restructuring Plan Charges/Benefits	8	(11)
Gain on Sale of Pemmican	(19)	—
Peter Pan Recall Costs	—	12

Consumer Foods Segment Adjusted Operating Profit	$176	$188	-6%

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CONAGRA FOODS

ConAgra Foods, Inc.

Segment Operating Results

In millions

	FIRST QUARTER
	13 Weeks Ended August 24, 2008	13 Weeks Ended August 26, 2007	Percent Change

SALES
Consumer Foods	$1,868.4	$1,711.0	9.2%
Commercial Foods	1,197.2	910.1	31.5%

Total	3,065.6	2,621.1	17.0%

OPERATING PROFIT
Consumer Foods	$187.1	$187.3	(0.1)%
Commercial Foods	132.8	120.6	10.1%

Total operating profit for segments	319.9	307.9	3.9%
Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(97.4)	(70.6)	38.0%
Interest expense, net	(50.1)	(54.8)	(8.6)%

Income from continuing operations before income taxes and equity method investment earnings	$172.4	$182.5	(5.5)%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Statements of Earnings

In millions, except per-share amounts

	FIRST QUARTER
	13 Weeks Ended August 24, 2008	13 Weeks Ended August 26, 2007	Percent Change

Net sales	$3,065.6	$2,621.1	17.0%
Costs and expenses:
Cost of goods sold	2,474.1	2,002.3	23.6%
Selling, general and administrative expenses	369.0	381.5	(3.3)%
Interest expense, net	50.1	54.8	(8.6)%

Income from continuing operations before income taxes and equity method investment earnings	172.4	182.5	(5.5)%
Income tax expense	65.9	61.1	7.9%
Equity method investment earnings	0.9	9.6	(90.6)%

Income from continuing operations	107.4	131.0	(18.0)%
Income from discontinued operations, net of tax	335.0	44.4	654.5%

Net income	$442.4	$175.4	152.2%

Earnings per share – basic
Income from continuing operations	$0.23	$0.27	(14.8)%
Income from discontinued operations	0.72	0.09	700.0%

Net income	$0.95	$0.36	163.9%

Weighted average shares outstanding	467.1	489.2	(4.5)%

Earnings per share – diluted
Income from continuing operations	$0.23	$0.27	(14.8)%
Income from discontinued operations	0.71	0.09	688.9%

Net income	$0.94	$0.36	161.1%

Weighted average share and share equivalents outstanding	469.6	492.8	(4.7)%

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Balance Sheets

In millions

	August 24, 2008	August 26, 2007
ASSETS
Current assets
Cash and cash equivalents	$296.4	$307.5
Receivables, less allowance for doubtful accounts of $14.3 and $16.8	961.3	881.1
Inventories	2,046.1	1,812.4
Prepaid expenses and other current assets	353.9	286.7
Current assets held for sale	—	1,740.2

Total current assets	3,657.7	5,027.9
Property, plant and equipment, net	2,492.7	2,258.6
Goodwill	3,480.5	3,451.8
Brands, trademarks and other intangibles, net	820.6	774.8
Other assets	1,074.8	236.3
Noncurrent assets held for sale	—	214.5

	$11,526.3	$11,963.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$25.2	$69.8
Current installments of long-term debt	314.8	17.4
Accounts payable	942.2	804.1
Accrued payroll	147.8	148.8
Other accrued liabilities	1,023.3	836.6
Current liabilities held for sale	—	859.9

Total current liabilities	2,453.3	2,736.6
Senior long-term debt, excluding current installments	2,848.7	3,218.7
Subordinated debt	200.0	200.0
Other noncurrent liabilities	1,250.4	1,194.2
Noncurrent liabilities held for sale	—	18.8
Common stockholders’ equity	4,773.9	4,595.6

	$11,526.3	$11,963.9

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